Exhibit 99.1

Janus Contacts:	July 28, 2009
Shelley Peterson: 303-316-5625
Scott Grace: 303-394-7709

JANUS CAPITAL GROUP INC. ANNOUNCES PRELIMINARY
RESULTS OF TENDER OFFER FOR DEBT SECURITIES; INCREASES
SIZE OF TENDER OFFER TO APPROXIMATELY $437 MILLION

DENVER — Janus Capital Group Inc. (“JCG”) (NYSE: JNS) today announced the preliminary results for its previously announced tender offer (the “Tender Offer”) for up to $400 million aggregate principal amount of its outstanding 5.875% Senior Notes due 2011, 6.250% Senior Notes due 2012, and 6.700% Senior Notes due 2017 (collectively, the “Notes”) specified in the offer to purchase dated July 14, 2009 (the “Offer to Purchase”).  JCG also announced today that it is increasing the maximum aggregate principal amount of Notes that it is offering to purchase pursuant to the Tender Offer to approximately $437 million.  The full terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related letter of transmittal (the “Letter of Transmittal”), as amended by this press release. All other terms and conditions of the tender offer remain unchanged.

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, the approximate aggregate principal amount of the Notes listed below were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on July 27, 2009 (the “Early Tender Date”).  Withdrawal rights for Notes tendered in the Tender Offer terminated at 5:00 p.m., New York City time, on July 27, 2009.

The amount of each series of Notes purchased in the Tender Offer will be determined in accordance with the priorities and maximum tender amounts identified in the columns “Acceptance Priority Level” and “Maximum Tender Amount” in the table below. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on August 11, 2009, unless extended by JCG.

The following table provides the approximate aggregate principal amount validly tendered and not validly withdrawn for each series of Notes as of the Early Tender Date.

Title of Security	CUSIP Number	Acceptance Priority Level	Maximum Tender Amount	Principal Amount Outstanding	Principal Amount Tendered
5.875% Notes due 2011	47102XAD7	1	—	$275,000,000	$182,641,000

6.250% Notes due 2012	47102XAE5	2	—	$300,000,000	$179,064,000

6.700% Notes due 2017	47102XAF2	3	$75,000,000	$450,000,000	$81,439,000

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal, as amended by this press release.

Consummation of the Tender Offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Offer to Purchase.  JCG may amend, extend or terminate the Tender Offer at any time.

J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are serving as Dealer Managers in connection with the Tender Offer. Global Bondholder Services Corporation is serving as depositary and information agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692 (collect). Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll free) or (212) 430-3774 (collect).

THE TENDER OFFER IS BEING MADE SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL. UNDER NO CIRCUMSTANCES SHALL THIS PRESS RELEASE CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES OR ANY OTHER SECURITIES OF THE COMPANY. THE TENDER OFFER IS BEING MADE ONLY BY THE OFFER TO PURCHASE DATED JULY 14, 2009 AND THE RELATED LETTER OF TRANSMITTAL, AS AMENDED BY THIS PRESS RELEASE.

THE TENDER OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION WHERE THE LAWS REQUIRE TENDER OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER, OR ONE OR MORE

REGISTERED BROKER DEALERS UNDER THE LAWS OF SUCH JURISDICTION.

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins). Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk-managed equities, fixed income and alternatives through one common distribution platform.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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